Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com







FOR FURTHER INFORMATION:

AT THE COMPANY:                                INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                 Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                           (208) 241-3704 Voice
(702) 794-9442 Fax                             (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                  Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                   RIVIERA REPORTS FIRST QUARTER 2002 RESULTS

         LAS VEGAS, NV - April 22, 2002 -- Riviera Holdings  Corporation  (AMEX:
RIV) today reported financial results for the first quarter of 2002. Net revenues for the quarter were $46.5 million, down 11.0 percent from net revenues of $52.2 million in the first quarter of 2001. Income from operations for the quarter was $3.7 million down $1.8 million from the first quarter of 2001. EBITDA (Earnings Before Interest, income Taxes, Depreciation, Amortization and other income and expense, net) for the quarter was $8.2 million, down 15.7 percent from EBITDA of $9.7 million in the first quarter of 2001. The net loss was ($2.8 million) or ($0.82) cents per share compared to a net loss of ($658,000) or ($0.18) cents per share in the first quarter of 2001.

Riviera Holdings Corporation had cash and short-term investments of $41.5 million, working capital of $20.1 million and shareholders' equity of $6.2 million at March 31, 2002.

First Quarter 2002 Highlights

- Riviera Black Hawk contributed $2.9 million in EBITDA, an increase of $403,000 from the first quarter of 2001
- Riviera Las Vegas EBITDA decreases $1.9 million or 27 percent due to continued economic impact and subsequent rise in marketing costs
- Riviera Las Vegas occupancy decreased from 96.3 percent in the first quarter of 2001 to 87.9 percent in the first quarter of 2002
- Riviera Las Vegas ADR (Average Daily Rate) decreased $5.82 to $62.32 during the first quarter
- Cash and  short-term  investments  totaled $41.5 million at March 31, 2002
- Management  explores  other  gaming  venues to further  expand revenue base

Riviera Las Vegas

Bob Vannucci, President of Riviera Las Vegas, said, "Although net revenues in Las Vegas were down $6.5 million or 15.8 percent for the first quarter, we saw improvements each month with March equaling the prior year's March EBITDA. For the quarter, the average daily rate decreased $5.82 to $62.32 and occupancy decreased 8.4 points to 87.9 percent. Hotel occupancy improved each month during the first quarter of 2002, from 74.5 percent in January to 89.5 percent in February and 99.6 percent in March. We have been able to bring occupancy back to normal levels; however, the ADR remained 9 percent below normal in March 2002. Slot machine coin-in or volume decreased 13.8 percent for the quarter while slot win decreased only 9.4 percent. Our margins in Las Vegas continue to be pressured by the economy and competitor actions, but have improved each month. For the quarter our margins were 15.1 percent compared to 17.4 percent in the same quarter of 2001. We are spending more marketing dollars to increase demand and will continue to focus and grow our incentive programs through the rest of the year and into 2003.

"Our primary focus before September 11 was on customers arriving primarily by air and living in the mid-west and eastern United States. We increased our gaming marketing expenditures to protect and attract our loyal slot customer base. We increased our room marketing efforts towards customers in the western United States, and saw positive results by late January of 2002. Call volumes, booking patterns and occupancy began to normalize in mid January. We had an excellent Super Bowl and saw our hotel occupancy increase dramatically in February and March. Our tour operator programs have restored long haul vacation visitor bookings back to normal, although room rates continue to be depressed due to competitive pressures. Citywide convention attendance and room bookings continue to lag behind prior years. We have replaced much of that business with smaller in house conventions and increased business from our tour operators and loyal gaming customers," said Mr. Vannucci.

Riviera Black Hawk

First quarter 2002 revenues for Riviera Black Hawk were $11.8 million, an increase of $819,000 or 7.5 percent over first quarter 2001 revenues. First quarter EBITDA was $2.9 million, up $403,000 or 15.8 percent higher than last year's first quarter. EBITDA margin for the first quarter increased to 25 percent.

Ron Johnson, President of Riviera Black Hawk, said, "It is encouraging to note that gaming revenues in the Black Hawk Market grew by a healthy 15.7 percent in the first quarter of 2002 compared to the first quarter of 2001, more than offsetting the 12.0 percent increase in gaming devices as a result of the opening of the Hyatt Casino in December, 2001. This continues a historical trend of growth for the Black Hawk market as new casinos offering a variety of new amenities have expanded the market's appeal to a broader base of customers.

"We continue to refine our marketing efforts by constantly measuring the success rates of our own programs, while monitoring the offerings of our competitors. We are attempting to strike a balance between player incentives, gaming product, food offerings and entertainment as our primary marketing programs," said Mr. Johnson.

Consolidated Operations and New Venues

William L. Westerman, Chairman of the Board and CEO, said, "We are encouraged by the fact that the decline in EBITDA from the prior year's quarter decreased from 19 percent in the fourth quarter of 2001 to 16 percent in the first quarter of 2002, and especially the improving trend with EBITDA for March 2002 compared to the prior year. In Las Vegas, with occupancy and restaurant covers returning to mostly normal levels, we have been able to recall all of our regular employees who were laid off following September 11. Black Hawk's continued successful EBITDA margins and return on investment motivate us to accelerate our diversification efforts.

"We believe we will be endorsed by Jefferson County, Missouri for a casino/hotel development project located approximately 22 miles south of downtown St. Louis. As soon as we secure the Commission's endorsement, we will file a formal application with the Missouri Gaming Commission. However, we have been informed that the site selection process will not begin until late summer or early fall. Assuming we get approval from the state regulators, construction work should start in early 2003, with a completion date in late 2004 or early 2005.

"We are pursuing another diversification possibility and have recently filed an application with the New Mexico Racing Commission to build and operate a "racino" with 600 slot machines in Hobbs, New Mexico. Lubbock and Odessa, Texas are within a 100-mile radius of Hobbs, and Amarillo, Texas is less than 200 miles away. The closest competitive gaming facility is 150 miles from Hobbs. We have an agreement for an option on 296 acres for this facility. The project would be a joint venture in which we would own 51 percent. The minority partner has been active for a long time in New Mexico's racing community. We understand that a total of four applications have been filed and that only one applicant may be granted a license.

"Last week we celebrated Riviera Las Vegas's 47th anniversary and we are looking forward to our 50th. This has been a difficult six months for our property and we expect the remainder of 2002 and even 2003 to be challenging for all Las Vegas operators. However, the trend is going in the right direction as we are seeing slow, yet steady improvement in the Las Vegas market," said Mr. Westerman.

Safe Harbor Statement:
The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions, financing requirements and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2001. Actual results may differ.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                                --Tables Follow--

Riviera Holdings Corporation
Financial Summary
Periods Ended March 31                                       First Quarter
($ in 000s)                                                  -------------
                                                          2002       2001         Var         %Var
                                                         -----      -----        ---         ----
Net Revenues:
Riviera Las Vegas                                        $34,709    $41,229     $(6,520)      -15.8%
Riviera Black Hawk                                        11,789     10,970         819         7.5%

  Total Net Revenues                                      46,498     52,199      (5,701)      -10.9%

Operating Income:
Riviera Las Vegas                                          2,259      4,110      (1,851)      -45.0%
Riviera Black Hawk                                         1,428      1,335          93         6.9%

  Total Operating Income                                   3,687      5,445      (1,758)      -32.3%

EBITDA (1):
Riviera Las Vegas                                          5,235      7,162      (1,927)      -26.9%
Riviera Black Hawk                                         2,946      2,543         403        15.8%

  Total EBITDA                                             8,181      9,705      (1,524)      -15.7%


Margins:
Riviera Las Vegas                                          15.1%      17.4%
Riviera Black Hawk                                         25.0%      23.2%

  Total Margins                                            17.6%      18.6%

Net income (loss)                                        $(2,834)   $  (658)
Weighted average basic and diluted shares outstanding      3,437      3,675
Basic and diluted earnings (loss) per share             $  (0.82)   $ (0.18)

1 EBITDA consists of earnings before interest, income taxes, depreciation, amortization and Other, net. While EBITDA should not be construed as a substitute for operating income or a better indicator of Liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles (`GAAP"), it is included in herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. Although EBITDA is not necessarily a measure of the Company's ability to fund its cash needs, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA margin is EBITDA as a percent of net revenues. The Company's definition of EBITDA may not be comparable to other companies' definitions.




             Balance Sheet Summary
                  ($ in 000s)
                                                       Mar 31,        Dec 31,
                                                       2002            2001
  Cash and short term investments                     $41,544        $46,606
  Total current assets                                 50,491         55,470
  Property and equipment, net                         197,427        200,531
  Total assets                                        260,431        267,818
  Total current liabilities                            30,262         34,175
  Long-term debt, net of current portion              216,492        217,288
  Total shareholders' equity                            6,205          8,964

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31
(in thousands, except per share amounts)                                      2002           2001
                                                                     -------------------------------

Casino                                                                       $26,063        $27,270
  Rooms                                                                       10,719         12,735
  Food and beverage                                                            7,859          7,917
  Entertainment                                                                4,208          5,900
  Other                                                                        2,051          2,426
                                                                     -------------------------------
       Total                                                                  50,900         56,248
                                                                     -------------------------------
   Less promotional allowances                                                 4,402          4,049
                                                                     -------------------------------
            Net revenues                                                      46,498         52,199
                                                                     -------------------------------

COSTS AND EXPENSES:
  Direct costs and expenses of operating departments:
    Casino                                                                    14,372         15,320
    Rooms                                                                      5,454          5,986
    Food and beverage                                                          5,090          5,312
    Entertainment                                                              2,787          4,261
    Other                                                                        680            754
  Other operating expenses:
  General and administrative                                                   9,934         10,861
    Depreciation and amortization                                              4,494          4,260
                                                                     -------------------------------
            Total costs and expenses                                          42,811         46,754
                                                                     -------------------------------

INCOME FROM OPERATIONS                                                         3,687          5,445
                                                                     -------------------------------

OTHER INCOME (EXPENSE):
  Interest expense                                                           (6,688)        (6,785)
  Interest income                                                                179            386
  Other, net                                                                    (12)            (4)
                                                                     -------------------------------
            Total other income (expense)                                     (6,521)        (6,403)
                                                                     -------------------------------

INCOME (LOSS) BEFORE PROVISION FOR TAXES                                     (2,834)          (958)
                                                                     -------------------------------

PROVISION (BENEFIT) FOR INCOME TAXES                                               0          (300)
                                                                     -------------------------------

NET INCOME (LOSS)                                                           ($2,834)         ($658)
                                                                     ===============================

EARNINGS (LOSS) PER SHARE DATA:
Weighted average basic and diluted common shares outstanding                   3,437          3,675
                                                                     -------------------------------
Basic and diluted earnings (loss) per share                                $   (0.82)      $  (0.18)
                                                                     ===============================
